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Exhibit 10.11.

QUESTAR CORPORATION
DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective January 1, 2005)

        Questar Corporation hereby amends this DEFERRED COMPENSATION PLAN, effective January 1, 2005, to make a good-faith effort to comply with the requirements of the American Jobs Creation Act of 2004. This Plan, which was originally adopted effective November 1, 1993, is an unfunded plan established to provide highly compensated employees with an opportunity to defer receipt of up to a specified portion of their annual compensation in order to reduce current taxable income and save for future retirement needs.

1.     Definitions.

        "Affiliated Company" means the Company and any corporation that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code), which includes the Company.

        "Beneficiary" means that person or persons who become entitled to receive a distribution of benefits under the Plan in the event of the death of a Participant prior to the distribution of all benefits to which he is entitled.

        "Code" means the Internal Revenue Code of 1986 as amended. Reference to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes it.

        "Common Stock" means common stock of the Company.

        "Company" means Questar Corporation, a corporation organized and existing under the laws of the State of Utah, or its successor or successors.

        "Compensation" means an Employee's salary or wages and payments under incentive compensation plans paid by the Employer and includable in taxable income during the applicable Plan Year, but exclusive of any other forms of additional compensation such as the Employer's cost for any public or private employee benefit plan, any income recognized by the employee as a result of exercising stock options, moving expenses, the value of restricted stock granted after January 1, 2003, as signing or retention bonuses and any dividends paid on such shares, loan forgiveness, welfare benefits, and severance payments. An Employee's Compensation for any Plan Year shall include any Elective Deferrals of the Employee under the Company's Employee Investment Plan or other tax-qualified plans. An Employee's Compensation also shall include the amount of any reduction in Compensation for a Plan Year agreed upon under one or more Compensation reduction agreements entered into pursuant to the Questar Corporation Cafeteria Plan and any pre-tax parking payments that are not includable in the gross income of any Employee by reason of Section 132 (f)(4) of the Code.

        "Disability" means a condition that renders a Participant unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued and indefinite duration. A Participant shall not be considered to be disabled unless he furnishes proof of the existence of such disability in such form and manner as may be required by regulations promulgated under Code Section 72(m)(7).

        "Employee" means any officer or key manager of an Employer who meets the eligibility criteria set out in Paragraph 4 of this Plan.

        "Employer" means the Company and each Affiliated Company that consents to the adoption of the Plan.

        "Fair Market Value" means the closing benchmark price of the Company's common stock as reported on the composite tape of the New York Stock Exchange for any given valuation date or the next preceding day on which sales took place if no sales occurred on the actual valuation date.

        "Participant" means an Employee who has made an election under Paragraph 5 of this Plan.

        "Plan" means the plan set forth in and created by this document and all subsequent amendments.

        "Plan Year" means the fiscal year of the Plan, which shall coincide with the Company's fiscal year.

        "Tax-qualified Plan" means the Questar Corporation Employee Investment Plan, as amended from time to time, or any tax-qualified plan adopted by the Company.

2.     Purpose of Plan.

        The purpose of the Plan is to provide eligible Employees with the opportunity to defer receipt of up to a specified portion of their annual Compensation in order to reduce current taxable income and to provide for future retirement needs.

3.     Administration.

        The Management Performance Committee ("Committee") of the Company's Board of Directors ("Board") shall construe and administer the Plan and shall have full authority to make such rules and regulations deemed necessary or desirable to carry out such administration. The Management Performance Committee may appoint an officer or department to assist with the administration of the Plan. All interpretations of the Plan by the Committee shall be final and binding on all parties, including Participants, Beneficiaries and Employers.

4.     Eligibility.

        All officers and any key manager designated by his Employer are eligible to participate in the Plan.

5.     Election to Defer Compensation.

        In order to participate in the Plan during 1993, which was the first Plan Year, an Employee must make an election to defer at least $500 per month of participation. For the first Plan Year, which is a partial Plan Year, such election must be made at or prior to the effective date of this Plan and can only be made as to Compensation to be paid for future services. In order to participate in subsequent Plan Years, an Employee must make an election to defer an annual amount from $5,000 to 50 percent of annual Compensation. Such election must be made prior to the first day of the Plan Year in which it is to become effective and can only be made with respect to Compensation to be paid for future services. A new Employee can make an election to defer Compensation pursuant to this Plan within 30 days of becoming eligible to participate, but any election can only be made with respect to Compensation to be paid for future services. A deferral election, once made, shall remain in effect for subsequent Plan Years until it is revoked or modified by the Participant. A Participant can modify or revoke his deferral election with respect to Compensation to be paid for future services by submitting a new election or a revocation prior to the beginning of the Plan Year in which such new deferral election or revocation is to become effective. All notices of election or revocation shall be made on forms prepared by the Company's Corporate Secretary or Human Resources department and shall be dated, signed, and filed with the Company's Corporate Secretary or Human Resources department.

6.     Elections, Deemed Investments.

        When making an election to defer Compensation, an Employee must choose between two methods of determining earnings on the deferred Compensation. He may choose to have such earnings calculated as if the deferred Compensation had been invested in shares of the Company's Common Stock (the "Common Stock Option") or he may choose to have earnings calculated by adding 100 basis points to the interest payable on a 10-Year Treasury Note (the "Treasury Note Option"). An Employee may also choose to allocate his deferred Compensation between the options in increments of 25 percent, 50 percent, or 75 percent.

        The Participant must designate his deemed investment for all of the Compensation he elects to defer in any given year. He may change the deemed investment for future deferred Compensation by filing the appropriate notice with the Company's Corporate Secretary or Human Resources department before the first day of each calendar year, but such change shall not affect the method of determining the value of any Compensation deferred in a prior year.

        Any deferred Compensation under the Common Stock Option shall be accounted for as if invested in shares of Common Stock purchased at a price equal to the closing benchmark price of the Common Stock on the New York Stock Exchange the applicable payroll date. This amount shall be credited to a Participant's account on a payroll date basis. In addition, a Participant's account shall be credited on a quarterly basis with an amount equal to the dividends that would have become payable during the deferral period if actual purchases of Common Stock had been made, with such dividends accounted for as if invested in Common Stock as of the payable date for such dividends. Any credited shares treated as if they were purchased with dividends shall be deemed to have been purchased at a price equal to the closing benchmark price of the Common Stock on the dividend payment date.

        If a Participant elects the Treasury Note Option, his account will be credited with any Compensation deferred by the Participant in any given payroll period. Interest shall be calculated at a monthly rate calculated by dividing by 12 the sum of 100 basis points plus the rate for the appropriate 10-Year Treasury Note as quoted in the Wall Street Journal under "Consumer Savings Rates" on the Thursday closest to the end of the month or other published source of such rates as identified by the Company's Treasury department. The appropriate 10-Year Treasury Note shall be the Note that is the closest (in terms of months) to the date on which the interest is credited. The interest deemed to be credited to each Account shall be based on the amount credited to such Account at the beginning of each particular month.

7.     Integration with Other Plans.

        If an employee elects to reduce his Compensation under the terms of this Plan, six percent of any Compensation deferred shall be accounted for under the terms of the Questar Corporation Deferred Share Plan. A Participant's benefits (if any) under the Company's Executive Incentive Retirement Plan shall be based on the Participant's base salary including any base salary deferred under the terms of this Plan, the Company's Deferred Share Plan, the Deferred Share Make-up Plan, and any base salary reductions under the Company's Tax-qualified Plans, Cafeteria Plan and pre-tax parking arrangements. A Participant's benefits (if any) under the Company's Supplemental Executive Retirement Plan shall be based on the Participant's Compensation plus any Compensation deferred under the terms of this Plan and the Company's Deferred Share and Deferred Share Make-Up Plans and any base salary reductions under the Company's Tax-qualified Plans, Cafeteria Plan and pre-tax parking arrangements.

8.     Account Statement.

        Within 30 days after the end of the calendar quarter, a statement shall be sent to each Participant listing the balance in his account as of the end of the quarter. Any statements sent for Plan quarters beginning with the first quarter of 2005 shall also differentiate between reinvested dividends and interest attributable to compensation deferred and credited to accounts prior to January 1 2005 and reinvested dividends and interest attributable to compensation deferred after such date.

9.     Payment of Account Balances.

        When making the first deferral election under Paragraph 5, a Participant shall choose when to receive the Compensation deferred by him. Any deferral election for Compensation earned after January 1, 2005, is subject to the provision described in Paragraph 10(b). A Participant can elect to receive his deferred Compensation upon his termination of employment or at a specified time within five years of termination. A Participant can also elect whether to receive deferred Compensation in a lump-sum payment or in a number of annual installments (not to exceed four). Any deferred Compensation shall be distributed to the Participant by no later than five years after termination of employment. A Participant cannot change elections for Compensation previously deferred, but can change such elections for Compensation deferred in future years.

        Under the Common Stock Option, the account balance shall be valued using the Fair Market Value of the Company's Common Stock on the last day of the calendar month preceding payment and shall be converted to a cash balance based upon such Fair Market Value. Under an installment payout, the Participant's first installment shall be equal to a fraction of the balance credited to his account (or the portion of his account to be paid in installments) as of the last day of the calendar month preceding such payment, the numerator of which is one and the denominator of which is the total number of installments selected. The amount of each subsequent payment shall be a fraction of the balance in the Participant's account as of the last day of the calendar month preceding each subsequent payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid.

        Under the Treasury Note Option, the account balance shall be valued as of the date of withdrawal, which is the last day of the calendar month preceding payment, with interest credited to such date. Under an installment payout, the Participant's first installment shall be equal to a fraction of the balance credited to his account (or the portion of his account to be paid in installments) as of the last day of the calendar month preceding such payment, the numerator of which is one and the denominator of which is the total number of installments selected. The amount of each subsequent payment shall be a fraction of the balance in the Participant's account as of the last day of the calendar month preceding each subsequent payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid.

10.   Miscellaneous Payment Issues.

        (a)   Six-month Rule. Under the terms of the American Jobs Creation Act of 2004, a Participant who serves as an officer of the Company or its affiliates ("Key Employee Participant") cannot receive a distribution of any portion of his account that was allocated on or after January 1, 2005, except to the extent that such allocation represents the reinvestment of dividends paid on deferred shares credited to his account prior to such date, until at least six months following retirement. Any advance election made by a Key Employee Participant to receive a full or partial distribution at retirement of post-2004 deferred shares shall be deemed to be an election to receive a full or partial distribution as of the earliest possible date permitted under federal tax law. In the event that a Key Employee Participant's distribution is delayed to comply with the provisions of this paragraph, the Key Employee Participant's deferred share account shall continue to be credited with reinvested dividends and shall be valued using the Fair Market Value of the Company's Common Stock on the last day of the calendar month preceding payment. This provision shall not affect the timing or valuation in conjunction with any advance election to receive a payment for pre-2005 deferred shares and the dividends paid on such shares.

        In the event that the Key Employee Participant has elected to receive payment in two or more annual installments that begin at retirement, he shall receive payment of the first installment at retirement to the extent that it is attributable to pre-2005 deferred shares and dividends payable on such shares and at six months following retirement to the extent it is attributable to deferred shares and dividends credited after January 1, 2005. The second annual installment shall be distributed one year after the payment at retirement.

        This rule does not apply to distributions that are made in the event of a Key Employee Participant's separation from service due to death or disability.

        (b)   Change in Control. Notwithstanding any other provision of this Plan, in the event of a "Change in Control" of the Company (as defined below), all deferred Compensation credited to a Participant's account shall be distributed to him within 60 days following the Change in Control.

        A Change in Control of the Company shall be deemed to have occurred if (i) any "Acquiring Person" (as such term is defined in the Rights Agreement dated as of February 13, 1996, between the Company and U. S. Bank, National Association ("Rights Agreement")) is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company representing 25 percent or more of the combined voting power of the Company; or (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of May 19, 1998, constitute the Company's Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on May 19, 1998, or whose appointment, election or nomination for election was previously so approved or recommended; or (iii) the Company's stockholders approve a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60 percent of the combined voting power of the securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company's then outstanding securities; or (iv) the Company's stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60 percent of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. A Change in Control, however, shall not be considered to have occurred until all conditions precedent to the transaction, including but not limited to all required regulatory approvals, have been obtained and unless the Change in Control event satisfies the requirements for accelerated distributions set forth in Section 409A of the Code.

        (c)   Method of Payment. All amounts credited to a Participant's account shall be distributed to him or, in the event of his death, to his Beneficiary, in cash and in accordance with the election made by the Participant, subject to the rule noted above in Paragraph 10(b).

        (d)   Source of Payments. Each participating Employer will pay all benefits for its Employees arising under this Plan, and all costs, charges and expenses relating to such benefits, out of its general assets.

11.   Amendment and Termination of Plan.

        The Plan may be amended, modified or terminated by the Company's Board at any time; provided, however, no such amendment, modification or termination shall be made in the event there is a Change in Control, as defined in Paragraph 10(b). In addition, no amendment, modification, or termination shall reduce any deferred benefit under the Plan reflected in a Participant's account prior to the date of such amendment or termination.

12.   Non-assignability of Benefits.

        To the extent consistent with applicable law, the Participant's deferred benefits under this Plan shall not be assigned, transferred, pledged, or encumbered or be subject in any manner to alienation or attachment.

13.   No Creation of Rights.

        Nothing in this Plan shall confer upon any Participant the right to continue as an Employee of an Employer. The right of a Participant to receive a cash distribution shall be an unsecured claim against the general assets of his Employer. Nothing contained in this Plan nor any action taken hereunder shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Company and the Participants, Beneficiaries, or any other persons. All accounts under the Plan shall be maintained for bookkeeping purposes only and shall not represent a claim against specific assets of any Employer.

14.   Effective Date.

        The Plan, as originally adopted, was effective November 1, 1993. The Plan, as amended and restated, is effective January 1, 2005, and shall remain in effect until it is discontinued by action of the Company's Board.

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QUESTAR CORPORATION DEFERRED COMPENSATION PLAN (As Amended and Restated Effective January 1, 2005)